Exhibit 99.1

Charles & Colvard Reports Third Quarter 2015 Financial Results

Sales Increase 44%

Forever One™ Colorless Moissanite Launched

Conference Call to Be Held Today at 5:00 PM EST

MORRISVILLE, NC, November 12, 2015 — Charles & Colvard, Ltd. (NASDAQ: CTHR), the original and leading worldwide source of moissanite, reports financial results for the third quarter and nine months ended September 30, 2015.

“Our strong rise in revenue this quarter was driven by increased sales and marketing efforts that resulted in improvements across all of our channels. We also launched our Forever One™ colorless moissanite brand into the marketplace in September and are pleased with its initial success. Additionally, we shipped Forever Brilliant® moissanite jewelry for a 50-store test with a nationwide U.S. retailer in time for the upcoming holiday season,” said Marvin Beasley, President and CEO of Charles & Colvard.

Mr. Beasley continued, “We focused on improving our balance sheet by reducing our inventory and increasing our cash position. Since the beginning of the year, we lowered inventory levels by nearly $5 million and increased our cash position by $1.6 million.”

Mr. Beasley concluded, “I am proud of the work our team has accomplished. We are energized by the improvements that have been made to our organization, the recent launch of Forever One™ and the potential for continued growth as our brands resonate with consumers.”

Financial Highlights for the Third Quarter 2015:

•	Third quarter 2015 sales were $6.5 million compared with $4.5 million in the year-ago third quarter, an increase of 44%.
•	Gross profit margins improved 1,200 basis points to 40% for the third quarter 2015 from 28% in the year-ago third quarter.

•	The Company’s wholesale business sales increased by 13% to $3.9 million and represented 60% of sales for the quarter, compared with $3.5 million, or 76% of sales in the year-ago third quarter.
•	The Company’s direct-to-consumer home party business, Lulu Avenue®, increased sales by 255% for the quarter to $1.4 million and represented 22% of sales, compared with $0.4 million, or 9% of sales in the third quarter of 2014.
•	The Company’s direct-to-consumer e-commerce business, Moissanite.com, increased sales by 77% to $1.2 million and represented 18% of sales, compared with the year-ago third quarter when it had $0.7 million, or 15% of sales.
•	Finished jewelry sales were $3.7 million for the quarter, compared with $2.2 million in the year-ago third quarter. Loose jewel sales were $2.9 million for the quarter, compared with $2.3 million for the year-ago third quarter.
•	Operating expenses were $4.6 million for the third quarter of 2015, compared with $4.3 million for the year-ago third quarter.
•	Net loss for the third quarter was just under $2.0 million, or $0.10 per share, compared with a net loss of $3.1 million, or $0.15 per share, in the year-ago third quarter.

Financial Highlights for the First Nine Months of 2015:

•	Sales increased 21% to $22.4 million for the first nine months of 2015 compared with $18.4 million in the year-ago nine-month period.
•	The Company’s wholesale business sales for the first nine months of 2015 decreased by 5% to $14.7 million and represented 66% of sales compared with $15.4 million, or 84% of sales in the year-ago period.
•	The Company’s direct-to-consumer home party business, Lulu Avenue®, increased sales by 358% for the nine months ended September 30, 2015 to $4.1 million and represented 18% of sales, compared with $0.9 million, or 5% of sales in the same period of 2014.
•	The Company’s direct-to-consumer e-commerce business, Moissanite.com, increased sales by 70% for the nine months ended September 30, 2015 to $3.6 million and represented 16% of sales, compared with the year-ago period when it had $2.1 million, or 11% of sales.
•	Finished jewelry sales were $11.9 million for the first nine months of 2015, compared with $8.4 million in the year-ago period. Loose jewel sales were $10.5 million for the first nine months of 2015, compared with $10.0 million for the year-ago period.
•	Operating expenses were $14.9 million for the first nine months of 2015, compared with $12.4 million for the year-ago period, with increases primarily due to increased expenses related to the transition of our president and CEO in the first quarter of 2015 and increases in commission expenses primarily associated with growth in our Lulu Avenue® business.
•	Net loss for the nine months ended September 30, 2015 was $7.7 million, or $0.38 per share, compared with a net loss of $10.3 million, or $0.51 per share, in the year-ago period.

Financial Position

Cash and liquid investments totaled $5.6 million at September 30, 2015, an increase of $1.6 million from approximately $4.0 million as of December 31, 2014. The Company had no debt outstanding as of September 30, 2015. Total inventory, including long-term and consigned inventory, was $34.0 million as of September 30, 2015, compared with $38.9 million at December 31, 2014.

Investor Conference Call

The Company will be hosting a conference call and webcast today at 5:00 pm EST. Shareholders and other interested parties may participate in the conference call by dialing 877-270-2148 (international/local participants dial 412-902-6510) and asking to be connected to the “Charles & Colvard, Ltd. Conference Call” a few minutes before 5:00 p.m. EST today. The call will also be broadcast live on the Internet at https://www.webcaster4.com/Webcast/Page/346/10927.

The conference call will be archived for review on the Internet at https://www.webcaster4.com/Webcast/Page/346/10927 and on the Company’s website at http://www.charlesandcolvard.com/investor-relations/events until Tuesday, November 24, 2015.

About Charles & Colvard, Ltd.

Charles & Colvard, Ltd., based in the Research Triangle Park area of North Carolina, is the world’s only source of Forever Classic™, Forever Brilliant®, and Forever One™ moissanite gemstones, which surpass the fire and brilliance of diamonds. Moissanite is unique, available in three color grades (colorless, near-colorless, and faint color), and created from silicon carbide (SiC) crystals for fine jewelry. Charles & Colvard Created Moissanite® is sold with a Certificate of Authenticity and Limited Lifetime Warranty to wholesale distributors, manufacturers, retailers, TV shopping networks, and designers as loose stones or set in a wide variety of quality metal setting options. Charles & Colvard, Ltd. also sells direct to consumers through its wholly owned operating subsidiaries Moissanite.com, LLC and Charles & Colvard Direct, LLC, d.b.a. Lulu Avenue®.

Charles & Colvard, Ltd.’s common stock is listed on the NASDAQ Global Select Market under the symbol “CTHR.” For more information, please visit www.charlesandcolvard.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements expressing expectations regarding our future and projections relating to products, sales, revenues, and earnings are typical of such statements and are made under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations, and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “continue,” and similar words, although some forward-looking statements are expressed differently.

All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future. You should be aware that although the forward-looking statements included herein represent management’s current judgment and expectations, our actual results may differ materially from those projected, stated, or implied in these forward-looking statements as a result of many factors including, but not limited to, our dependence on consumer acceptance and growth of sales of our products resulting from our strategic initiatives; dependence on a limited number of customers; the impact of the execution of our business plans on our liquidity; our ability to fulfill orders on a timely basis; the financial condition of our major customers and their willingness and ability to market our products; dependence on Cree, Inc. as the sole supplier of the raw material; our ability to successfully manage the transition of our President and Chief Executive Officer; our current wholesale customers’ potential perception of us as a competitor in the finished jewelry business; intense competition in the worldwide jewelry industry; our ability to maintain quality control; general economic and market conditions, including the current economic environment; risks of conducting business in foreign countries; the pricing of precious metals, which is beyond our control; the potential impact of seasonality on our business; our ability to protect our intellectual property; the risk of a failure of our information technology infrastructure to protect confidential information and prevent security breaches; possible adverse effects of governmental regulation and oversight; and the failure to evaluate and integrate strategic opportunities, in addition to the other risks and uncertainties described in our filings with the Securities and Exchange Commission, or the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and subsequent reports filed with the SEC. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur except as required by the federal securities laws, and you are urged to review and consider disclosures that we make in the reports that we file with the SEC that discuss other factors relevant to our business.

Contact:

Investor Relations:

Taglich Brothers, Inc.

Christopher Schreiber

(212) 661-6886

-Financial Tables Follow-

CHARLES & COLVARD, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$5,602,261	$4,007,341
Accounts receivable, net	2,859,599	5,510,253
Inventory, net	12,807,883	13,320,639
Prepaid expenses and other assets	1,072,054	602,850
Total current assets	22,341,797	23,441,083
Long-term assets:
Inventory, net	21,185,270	25,617,990
Property and equipment, net	1,545,650	1,859,355
Intangible assets, net	118,345	216,947
Other assets	233,697	291,022
Total long-term assets	23,082,962	27,985,314
TOTAL ASSETS	$45,424,759	$51,426,397

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,296,955	$3,286,086
Accrued cooperative advertising	28,000	220,000
Accrued expenses and other liabilities	1,171,645	684,577
Total current liabilities	4,496,600	4,190,663
Long-term liabilities:
Accrued expenses and other liabilities	736,742	809,879
Accrued income taxes	417,261	407,682
Total long-term liabilities	1,154,003	1,217,561
Total liabilities	5,650,603	5,408,224
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value	54,240,247	53,949,001
Additional paid-in capital – stock-based compensation	12,786,308	11,628,503
Accumulated deficit	(27,252,399)	(19,559,331)
Total shareholders’ equity	39,774,156	46,018,173
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$45,424,759	$51,426,397

CHARLES & COLVARD, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net sales	$6,518,064	$4,521,894	$22,372,000	$18,431,094
Costs and expenses:
Cost of goods sold	3,890,791	3,268,803	15,196,231	12,256,826
Sales and marketing	3,008,840	2,520,426	9,500,074	6,886,651
General and administrative	1,574,903	1,790,588	5,343,064	5,543,269
Research and development	6,351	3,863	15,455	15,364
Loss on abandonment of assets	-	-	-	2,201
Total costs and expenses	8,480,885	7,583,680	30,054,824	24,704,311
Loss from operations	(1,962,821)	(3,061,786)	(7,682,824)	(6,273,217)
Other income (expense):
Interest income	-	2	11	51
Interest expense	(17)	(583)	(801)	(901)
Gain on sale of long-term assets	-	-	125	-
Total other expense, net	(17)	(581)	(665)	(850)
Loss before income taxes	(1,962,838)	(3,062,367)	(7,683,489)	(6,274,067)
Income tax net expense	(3,243)	(3,093)	(9,579)	(4,048,870)
Net loss	$(1,966,081)	$(3,065,460)	$(7,693,068)	$(10,322,937)

Net loss per common share:
Basic	$(0.10)	$(0.15)	$(0.38)	$(0.51)
Diluted	$(0.10)	$(0.15)	$(0.38)	$(0.51)

Weighted average number of shares used in computing net loss per common share:
Basic	20,571,340	20,357,333	20,336,839	20,272,897
Diluted	20,571,340	20,357,333	20,336,839	20,272,897

CHARLES & COLVARD, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine Months Ended September 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,693,068)	$(10,322,937)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	663,450	861,658
Stock-based compensation	1,276,285	1,289,904
Provision for uncollectible accounts	29,000	897,878
Provision for sales returns	(505,000)	(853,000)
Provision for inventory reserves	213,000	281,000
Provision for deferred income taxes	-	4,039,723
Loss on abandonment of assets	-	2,201
Gain on sale of long-term assets	(125)	-
Changes in assets and liabilities:
Accounts receivable	3,126,654	4,693,941
Inventory	4,732,476	982,806
Prepaid expenses and other assets, net	(411,879)	(298,681)
Accounts payable	10,869	(1,066,740)
Accrued cooperative advertising	(192,000)	4,000
Accrued income taxes	9,579	9,147
Other accrued liabilities	413,931	629,999
Net cash provided by operating activities	1,673,172	1,150,899

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(205,451)	(1,007,506)
Patent, license rights, and trademark costs	(45,742)	(55,518)
Proceeds from sale of assets	175	-
Net cash used in investing activities	(251,018)	(1,063,024)

CASH FLOWS FROM FINANCING ACTIVITIES:
Stock option exercises	172,766	-
Net cash provided by financing activities	172,766	-

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,594,920	87,875
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	4,007,341	2,573,405
CASH AND CASH EQUIVALENTS, END OF PERIOD	$5,602,261	$2,661,280

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$801	$901
Cash paid during the period for income taxes	$-	$-